Exhibit 99.1

For Immediate Release

SpartanNash Company Names Lead Independent Director

GRAND RAPIDS, MICHIGAN – May 24, 2018 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today announced that Douglas A. Hacker has been elected Lead Independent Director by a unanimous vote of the board’s independent directors, succeeding Timothy O’Donovan, who, along with Mickey Foret, retired from the board yesterday.

"Doug Hacker is a strong leader who has provided strategic thought leadership for many years. The Board is confident that as Lead Independent Director, he will continue to serve our shareholders with sound judgment and strategic insight,” said Dennis Eidson, Chairman of the Board.

Mr. Hacker is an independent business executive and retired former executive of United Continental, Inc., the parent company of United Airlines, where he served as Executive Vice President, Strategy, Executive Vice President, Chief Financial Officer, and in other executive positions. He has served on the SpartanNash board of directors since 2013, when Spartan Stores merged with Nash-Finch Company and served as chair of the Nominating and Corporate Governance Committee since the merger.  Mr. Hacker previously served on the board of Nash-Finch Company since 2005.  As a director of Nash-Finch, Mr. Hacker at various times served as chair of the Compensation and the Audit and Finance Committees.   Mr. Hacker also serves as a director of Aircastle Limited and Travelport Worldwide Ltd.

Eidson added, "Our board of directors and the leadership team of SpartanNash extend our sincere thanks to Timothy O’Donovan and also to Mickey Foret for their many years of outstanding service as they retire from the board."

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to independent grocery retailers, national accounts, its corporate owned retail stores and U.S. military commissaries and exchanges. SpartanNash serves customer locations in 50 states and the District of Columbia, Europe, Cuba, Puerto Rico, Italy, Bahrain, Djibouti and Egypt. SpartanNash currently operates 142 supermarkets, primarily under the banners of Family Fare Supermarkets, D&W Fresh Market, VG’s Grocery, Dan’s Supermarket and Family Fresh Market. Through its MDV military division, SpartanNash is a leading distributor of grocery products to U.S. military commissaries.

Investor Contact:

Mark Shamber

Executive Vice President & CFO

(616) 878-8023

Media Contact:

Meredith Gremel

Vice President Corporate Affairs and Communications

(616) 878-2830